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                                 JULY 22, 1999

                             FOR IMMEDIATE RELEASE



     Georgia Bank Financial Corporation, the holding company for Georgia Bank & Trust Company of Augusta, today reported record net income for the second quarter of $878,000 or 48 cents per share, compared with $709,000 or 39 cents per share for the same period in 1998. This represents an increase in net income of 23.8 percent and in earnings per share of 23.1 percent.

     As of June 30, 1999, Georgia Bank Financial Corporation had total assets of $323.5 million and total deposits of $265.0 million. This reflects an increase of 16.9 percent in assets and 13.1 percent in deposits over June 30, 1998.
Total assets and deposits were $295.4 million and $251.5 million at December 31, 1998 and $276.7 million and $234.3 million, respectively, at June 30, 1998.

     "The Company's financial performance continues to increase reflecting our growth in market share. Loan growth of $6.8 million during the quarter provided increased net interest income, which along with increases in non-interest income contributed to the higher level of earnings," stated Ronald L. Thigpen, Executive Vice President.

     Mr. Robert W. Pollard, Jr., Chairman of the Board also announced today recent action by the Board of Directors declaring a 15% stock dividend. The dividend is payable August 28, 1999 to shareholders of record as of August 6, 1999.

     Chairman Pollard stated "the Board of Directors wishes to express its appreciation with this 15% stock dividend to the shareholders for their confidence and support as the Company celebrates the tenth anniversary of its subsidiary, Georgia Bank & Trust Company".

     Georgia Bank & Trust Company began commercial banking operations on August 28, 1989 and currently operates seven offices in the Metro Augusta market and is the only locally-owned and operated bank in Richmond and Columbia County.

     For further information, please contact R. Daniel Blanton, President and CEO or Ronald L. Thigpen, Executive Vice President and Chief Operating Officer at 706-738-6990.


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